EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Parent
Tri-County Financial Corporation

	Percentage	State of
Subsidiary	Owned	Incorporation
Community Bank of Tri-County	100%	Maryland
Tri-County Capital Trust I	100%	Delaware
Tri-County Capital Trust II	100%	Delaware

Subsidiaries of Community Bank of Tri-County
Community Mortgage Corporation of Tri-County	100%	Maryland